Exhibit 10.11

Translation

FORM OF TECHNICAL CONSULTING AND SERVICE AGREEMENT

THIS TECHNICAL CONSULTING AND SERVICE AGREEMENT (hereinafter referred to as “this Agreement”) is entered into in                      on                      by and between the following two parties:

Party A:	Guangzhou Zhongqi Enterprise Management Consulting Co., Ltd.
Address:	Room 6, Unit 603, Xiangkang Shangmao Building, 11 Sanyuanli Avenue, Baiyun District, Guangzhou

Party B:	________________________________
Address:

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly incorporated under the laws of the People’s Republic of China (the “PRC”), which has the know-how in computer software development and design, a team of professionals in insurance technology, risk consultancy, assessment and management as well as rich experience in management of enterprise organization and operation planning;

(2)	Party B is an insurance brokering firm duly incorporated under PRC laws and the relevant regulations of the China Insurance Regulatory Commission (“CIRC”), which is specialized in insurance agency and insurance consulting services;

(3)	Based on their respective industry advantages and requirements, Party A and Party B agree to sign a written agreement to define their rights and obligations with respect to Party A providing insurance technology consultancy and related services for Party B and their continual cooperation.

NOW THEREFORE, both parties, through negotiations, hereby agree as follows:

1.	Consulting and Services; Sole and Exclusive Interests

1.1	During the term of this Agreement, Party A agrees to, as the technical consulting and services provider of Party B, provide the related technical consulting and services to Party B (as set forth in Annex 1 attached hereto) in accordance with the terms and conditions of this Agreement. If Party B makes a request and such request is approved by Party A, Party A will furnish to Party B the consultancies and services beyond those as set out in Annex 1 below.

1.2	Party B agrees to accept the technical consultancies and services provided by Party A and further agrees that, during the term of this Agreement, it shall not accept such technical consultancies and services for the aforesaid business provided by any third party without the prior written consent of Party A.

2.	Calculation, Payment and Guarantee of Technical Consulting and Service Fee (“Consulting Service Fee”)

2.1	Both parties agree that the Consulting Service Fee under this Agreement is calculated and paid in the manner as set forth in Annex 1.

2.2	Both parties agree that if Party B requests Party A to provide the services not covered in Annex 1, both parties may agree upon the sum of the Consulting Service Fee depending on the specific service contents and market conditions.

2.3	Both parties agree to negotiate about the specific service contents as well as the calculation and payment forms of the Consulting Service Fee based on market situation and business development every three months. Appropriate adjustments may be made if both parties reach a mutual agreement through negotiations.

2.4	In order to ensure that Party B performs the obligations under this Agreement, Party B’s shareholder shall sign an irrevocable power of attorney in the format as set forth in Annex 2 whereby to authorize the person designated by Party A from time to time to exercise its voting power towards Party B.

3.	Intellectual Property Rights

3.1	Party A shall be the sole owner of the copyrights of the Ruisike Insurance Brokerage Business Flow Management software 3.0 version designed by Party A and other relevant software, the intellectual property rights of all R & D results arising from the performance by Party A of this Agreement and/or other agreements reached by both parties and any rights derived therefrom, including but not limited to, patent application right, copyrights or other intellectual property rights of the software, technical documents and materials and the right to license or transfer such intellectual properties, etc.

3.2	During the performance of this Agreement, if Party B needs to use Party A’s software programs or systems, both parties will otherwise agree upon the scope, method and royalties of relevant software licenses.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a consulting service enterprise duly incorporated and validly existing under the PRC laws;

4.1.2	The execution, delivery and performance of this Agreement by Party A are within its corporate power and business scope, have been duly authorized by all requisite corporate actions on the part of Party A and obtained the necessary consents or approvals from third parties or government departments, and do not violate the laws and contracts binding upon or influencing Party A;

4.1.3	Once executed, this Agreement will constitute a legal, valid and binding obligation enforceable against Party A in accordance with its provisions.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is an insurance brokering firm duly incorporated and validly existing under the PRC laws and CSRC’s regulations;

4.2.2	The execution, delivery and performance of this Agreement by Party Bare within its corporate power and business scope, have been duly authorized by all requisite corporate actions on the part of Party B and obtained the necessary consents or approvals from third parties or government departments, and do not violate the laws and contracts binding upon or influencing Party B;

4.2.3	Once executed, this Agreement will constitute a legal, valid and binding obligation enforceable against Party B in accordance with its provisions.

5.	Confidentiality

5.1	Each party agrees to make full endeavors and take all reasonable measures to keep confidential the confidential data and information of the other party made available to or given access to it in the course of providing or accepting consultancies and services A (collectively the “Confidential Information”). Neither party shall disclose, give or transfer any such Confidential Information to any third party without other party’s prior written consent. Upon termination of this Agreement, each party shall return to the other party or destroy all documents, materials or software at other party’s option, delete any Confidential Information from all related memory devices and cease using such Confidential Information.

5.2	Both parties agree and acknowledge that any and all oral or written materials exchanged pursuant to this Agreement are of a confidential nature. Each party shall keep confidential all such documents and not disclose any such documents to any third party without prior written consent from the other party, but the above confidentiality obligations shall not apply to the information which: (a) is or becomes or will be or become publicly available (through no fault of the recipient); (b) is disclosed under requirement of applicable laws or stock exchange’s rules or regulations; or (c) is disclosed by either party to its legal or financial consultant with respect to the transaction contemplated under this Agreement, who shall also undertake the confidential obligations similar to those as stated hereof. Any breach of confidentiality obligations by any of the personnel of either party or of the institutions engaged by it shall be deemed as a breach hereof by such party, and such party shall undertake the defaulting liabilities under this Agreement.

5.3	Both parties agree that Article 5 shall survive the invalidity, change, cancellation, termination or unenforceability of this Agreement.

6.	Indemnity

Party B shall indemnify and hold harmless Party A from and against any loss, damage, liability or expenses arising from any litigation, claims or other requests made against Party A arising from or out of or caused by the contents of consultancies and services requested by Party B.

7.	Effective Date and Term

7.1	This Agreement shall be signed or sealed and go into effect as of the date first above written.

7.2	The term of this Agreement shall be ten (10) years unless prematurely terminated in accordance with the provisions of this Agreement or other agreements entered into by both parties.

7.3	Subject to a mutual written consent between both parties, this Agreement may be extended upon its expiration, and the extension thereof is to be agreed upon by both parties. If both parties fail to reach an agreement on such extension, this Agreement shall be extended for one (1) year automatically upon its expiration (including expiration of any extension), unless Party A gives a written notice about not extending the term of this Agreement prior to expiration.

7.4	During the terms set forth in Articles 7.2 and 7.3 hereof, if either party is terminated upon expiry of its duration (including any extension thereof) or for any other reason, this Agreement shall be terminated upon termination of such party, unless such party has already assigned its rights and obligations in accordance with Article 13 hereof.

8.	Termination

8.1	Termination upon Expiration. This Agreement shall be terminated on its expiry date, unless it is extended in accordance with its relevant provisions.

8.2	Premature Termination. During the term of this Agreement, Party B shall not terminate this Agreement, unless Party A is involved in any gross negligence, fraud or other illegal acts or goes bankrupt. Notwithstanding the foregoing, Party A may terminate this Agreement at any time upon prior thirty (30) days written notice to Party B. During the term of this Agreement, if Party B breaches this Agreement and fails to cure its breach within fourteen (14) days upon receipt of Party A’s written notice regarding such breach, Party A may inform Party B in writing to terminate this Agreement.

8.3	Survival. The rights and obligations of both parties under Articles 5, 10 and 12 shall survive the termination of this Agreement.

9.	Governing Law

The performance, interpretation, construction and enforceability of this Agreement shall be governed by the PRC laws.

10.	Settlement of Disputes

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be settled by both parties in good faith and through amicable negotiations. In case no settlement can be reached by both parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

11.	Force Majeure

11.1	An Event of Force Majeure means any event that is beyond the reasonable control of either party and unavoidable or unpreventable after it gives due attention, including, but not limited to, government act, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, but insufficiency of credit standing, funds or financing shall not be deemed to be beyond the reasonable control of either party. The party seeking the exemption from its liabilities under this Agreement owing to an Event of Force Majeure shall, without undue delay, inform the other party of such exemption and the steps needing to be taken to perform its liabilities.

11.2	Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure as defined above, the prevented party shall not be liable therefor only to the extent being delayed or hindered. The prevented party shall take suitable measures to lower or eliminate the impact of such Event of Force Majeure, and make endeavors to resume the performance of the obligations delayed or hindered by Event of Force Majeure. Both parties agree to make their best efforts to continue to perform this Agreement once the Event of Force Majeure is eliminated.

12.	Notices

Any notice or other communications required to be given by either party pursuant to this Agreement shall be written in English and Chinese and delivered to the following address of the other party by hand delivery, registered mail or postage prepaid mail, or a recognized courier service or facsimile transmission. Such notice shall be deemed to be received: (a) if by hand delivery, on the dateof delivery; (b) if by mail, on the tenth (10th) day after the date of posting (as indicated on postmark) of air registered mail (postage prepaid), or if by courier service, on the fourth (4th) day after being delivered to an internationally recognized courier service; or (c) if by fax, at the receiving time as indicated in the transmission confirmation of relevant documents.

13.	Assignment

13.1	Party B shall not assign any of its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

13.2	Party B hereby agrees that Party A may, at its own discretion, assign any of its rights and obligations under this Agreement to a third party without Party B’s consent, but such transfer shall be notified in writing to Party B.

14.	Entire Agreement

Notwithstanding Article 7.1 hereof, both parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreement and understanding between both Parties with respect to the subject matter hereof and supersedes all prior oral and/or written agreements and understandings reached by both parties with respect to the subject matter hereof.

15.	Severability

Should any provision of this Agreement be held invalid or unenforceable by applicable law, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

16.	Amendment and Supplement

This Agreement may be amended or supplemented by a written instrument. All amendments and supplements to this Agreement duly signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

17.	Counterparts

This Agreement is executed in three originals. All originals have the same legal effect.

IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives as of the date first above written.

[Signing page]

Party A: Guangzhou Zhongqi Enterprise Management Consulting Co., Ltd.

Legal Representative/
Authorized Representative:

Party B:

Legal Representative/
Authorized Representative:

Annex	1: Scope of technical consultancies and services and calculation and payment method of consulting service fee

(1)	Scope of consultancies and services, and calculation of consulting service fee

Service Scope	Basis for pricing	Calculation standard
IT system management	To be charged as per the business volume of insurance premium	0.50%
Website publicity service	To be charged as per the business volume of insurance premium	0.20%
Online insurance	To be charged as per the number of online insurance customers	RMB50/customer

(2)	Payment method

1.	Party A shall prepare a written settlement list of the service details provided to Party B and deliver it to Party B. Party B shall examine and confirm such settlement list.

2.	Party B shall pay the consulting service fee to the account designated by Party A within the payment term indicated on Party A’s settlement list.

3.	For the other services requested by Party B, the fees are to be agreed upon by both parties.